EXHIBIT 1.1

U.S.$1,000,000,000

HYDRO-QUÉBEC

2.000% Global Notes Series JO Due June 30, 2016

Guaranteed Irrevocably and Unconditionally as to

Principal, Premium and Interest by

QUÉBEC

TERMS AGREEMENT

June 23, 2011

Hydro-Québec

75 René-Lévesque Boulevard West, Sixth Floor

Montréal, Québec

Canada H2Z 1A4

Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule I hereto and for their respective accounts, we offer to purchase on and subject to the terms and conditions of this Terms Agreement and the Underwriting Agreement Standard Provisions for Hydro-Québec’s Debt Securities Guaranteed Irrevocably and Unconditionally as to Principal, Premium and Interest by Québec, dated June 23, 2011 (the “Underwriting Agreement Standard Provisions”), the following Designated Securities on the following terms. All of the provisions of the Underwriting Agreement Standard Provisions attached hereto are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Except as otherwise indicated, capitalized terms used herein have the meaning specified in the Underwriting Agreement Standard Provisions:

Title of Designated Securities: 2.000% Global Notes, Series JO, due June 30, 2016

Fiscal Agent: Deutsche Bank Trust Company Americas

Fiscal Agency Agreement: Fiscal Agency Agreement, to be dated as of June 30, 2011, among you, Québec, Deustche Bank Trust Company Americas, as fiscal agent,

registrar, principal paying agent and transfer agent and Deutsche Bank AG, London Branch, as London paying agent and London transfer agent.

Currency of Denomination: U.S. Dollars

Aggregate Principal Amount: U.S.$1,000,000,000

Purchase Price: 99.806% plus accrued interest, if any, from June 30, 2011

Expected Public Offering Price: 99.981% plus accrued interest, if any, from June 30, 2011

Maturity: June 30, 2016

Interest Rate: 2.000%

Interest Payment Dates: June 30 and December 30 of each year

Denominations: US$1,000 x US$1,000

Redemption Provisions: No early redemption unless certain events occur involving Canadian taxation

Applicable Time: 3:10 P.M., on June 23, 2011

Pricing Disclosure Package: Prospectus, dated February 2, 2004; Preliminary Prospectus, dated June 23, 2011; Term Sheet, dated June 23, 2011; Free Writing Prospectus, dated June 23, 2011

Selling Restrictions:

General

Each of the underwriters agrees that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that, to the best knowledge and belief of such underwriter, will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Hydro-Québec or the Guarantor except as set forth in the underwriting agreement.

European Union Public Offering Selling Restrictions Under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes, which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the Terms Agreement, to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public at any time in that Relevant Member State:

(a)        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of RBC Capital Markets, LLC for any such offer; or

(c)        in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes shall require Hydro-Québec or the Guarantor or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue and sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Hydro-Québec or the Guarantor; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Italy

The offering of any Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the Notes may not be offered, sold or delivered in the Republic of Italy (“Italy”) in a solicitation to the public, and sales of the Notes in Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

Each of the underwriters severally represents and agrees that it will not offer, sell, deliver or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy except:

(a)        to Qualified Investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”) and as defined under Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“CONSOB Regulation No. 11971”); or

(b)        in any other circumstances where an express exemption from compliance with the public offering restrictions applies, as provided under Article 100 of Decree No. 58 or CONSOB Regulation No. 11971.

Any offer, sale or delivery of any Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy must be:

(i)        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), Decree No. 58 and CONSOB Regulation No. 16190 of 29 October 2007 (in each case, as amended) and any other applicable laws and regulations;

(ii)        in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy; and

(iii)        in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Please note that in accordance with Article 100-bis of the Consolidated Financial Services Act, where no exemption from the rules on public offerings applies under (a) and (b) above, the subsequent distribution of the Notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Consolidated Financial Services Act and CONSOB Regulation No. 11971. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

France

Each of the underwriters severally represents and agrees that the Notes may not be offered or sold, directly or indirectly, to the public in France, and this prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes may not be distributed or caused to be distributed to the public in France, except to (i) providers of investment services relating to portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, all defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 to D411-3 of the French Code monétaire et financier.

Japan

The Notes have not been, and will not be, registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended (the “FIEA”)). Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)), or to others for reoffering or resale, directly or indirectly, in Japan to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Underwriters: As set forth in Schedule I

Representatives: RBC Capital Markets, LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; National Bank Financial Inc.; HSBC Securities (USA) Inc.

Stabilizing Manager: RBC Capital Markets, LLC will be the sole Stabilizing Manager on IPMA (International Primary Market Association) terms.

Listing Exchange: We have undertaken to the underwriters to use our best efforts to have the Notes admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s regulated market as soon as possible after the closing of the issue. We cannot guarantee that these applications will be approved and settlement of the Notes is not conditional on obtaining such listing.

Notices:

All communications to the following Underwriters hereunder shall be effective only on receipt, and shall be delivered or sent by letter, facsimile transmission or telephone (but in the case of communication by telephone, with subsequent confirmation by letter or facsimile transmission) as follows:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

Tel.: (646) 855–0724

Fax: (212) 901-7881

Attention: High Grade Transaction Management Group/Legal

Deutsche Bank Securities, Inc.

60 Wall Street

New York, New York 10005

Tel.: (212) 250-6801

Fax: (212) 469-7875

Attention: Fixed Income Syndicate Desk

HSBC Securities (USA) Inc.

452 5th Avenue, 3rd Floor

New York, New York 10018

Tel.: (212) 525-3652

Fax: (212) 525-0238

Attention: Transaction Management

National Bank Financial Inc.

4th Floor Podium, 130 King St. W.,

Toronto, Ontario, M5X 1J9

Tel.: (416) 869-8636

Fax: (416) 869-8648

Attention: James Stewart, Managing Director

Bank of Montreal, London Branch

95 Queen Victoria Street

London, EC4V 4HG

United Kingdom

Tel.: 44 207 664 8062

Fax: 44 207 664 8099

Attention: Ian White

CIBC World Markets Corp.

300 Madison Avenue, 5th Floor

New York, New York 10017

Tel.: (212) 455- 6432

Fax: (212) 886- 6696

Attention: Debt Capital Markets

RBC Capital Markets, LLC

Three World Financial Center

200 Vesey Street

New York, NY 10281

Tel.: (866) 375-6829

Fax: (212) 658-6137

Attention: Jigme Shingsar

Scotia Capital (USA) Inc.

165 Broadway, 25th Floor

New York, NY, 10006

Tel.: (212) 225-5501

Toll Free: (800) 372-3930

Fax: (212) 225-6550

Attention: Debt Capital Markets

TD Securities (USA) LLC

31 West 52nd Street, 18th Floor

New York, NY 10019-6101

Tel.: (212) 827-7364

Attention: Debt Capital Markets Syndicate

Mitsubishi UFJ Securities (USA), Inc.

1633 Broadway, 29th Floor

New York, NY. 10019-6708

Tel: 212-405-7000

Fax: 646-434-3455.

Attention: Capital Markets Group

BNP Paribas

787 Seventh Avenue

New York, NY 10019

Tel.: (800) 854-5674

Fax: (917) 472-4745

Attention: Syndicate Desk

Casgrain & Company (USA) Limited

1200 McGill College Avenue, 21st Floor

Montreal, Québec

H3B 4G7 Canada

Tel.: (514) 871-8080

Fax: (514) 871-1943

Attention: Gaston Simoneau

Desjardins Securities Inc.

1170 Peel Street, Suite 300

Montreal, Quebec

H3B 0A9 Canada

Tel.: (514) 985-7536

Fax: (514) 982-2445

Attention: Debt Capital Markets

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

United Kingdom

Tel.: 44 207 779-3130

Fax: 44 207 325 8270

Email: Head_of_EMEA_DCMG@jpmorgan.com

Attention: Head of Debt Syndicate and Head of EMEA Debt Capital

Markets Group, Legal

RBS Securities Inc.

600 Washington Boulevard

Stamford, CT 06901

Fax: 203-873-4534

Attention: Debt Capital Markets Syndicate

SG Americas Securities, LLC

1221 Avenue of the Americas

New York, New York 10020

Telephone: 212-278-7361

Facsimile: 212-278-5642

UBS Securities LLC

299 Park Ave,

New York, NY 10171

877-827-6444 (ext. 561 3884)

Attention: Clinton Lauriston Prospectus Specialist

Closing Date: June 30, 2011

Place of Delivery: New York, NY

In addition to the provisions of “Selling Restrictions” above, each Underwriter represents to and agrees with each of Hydro-Québec and the Guarantor that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Designated Securities, and has not distributed and will not distribute the Prospectus or any other offering material relating to the Designated Securities, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Hydro-Québec or the Guarantor except as contained in this Terms Agreement. In addition, each Underwriter agrees with each of Hydro-Québec and the Guarantor to cause each member of the selling group to agree to comply with the restrictions on offers and sales of the Designated Securities set forth in this Terms Agreement.

Without prejudice to the provisions of Section 1(c)(iii) of the Underwriting Agreement Standard Provisions, the provisions of “Selling Restrictions” above and the immediately preceding paragraph, and except for registration under the Securities Act and compliance with the Rules and Regulations and the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions within the United States as the Representatives may designate pursuant to Section 3(e) of the Underwriting Agreement Standard Provisions neither Hydro-Québec nor the Guarantor shall have any responsibility for, and each Underwriter agrees with each of Hydro-Québec and the Guarantor that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Designated Securities.

Other than (i) the Prospectus and any document incorporated by reference therein, (ii) any other document forming part of the Pricing Disclosure Package or (iii) as contemplated by Section 4(b) of the Underwriting Agreement Standard Provisions, no other material or communication that may be used in connection with the offering of the Designated Securities (the “Non-U.S. Offering Materials”) has been filed under the Securities Act. Accordingly, each Underwriter represents to and agrees with each of Hydro-Québec and the Guarantor that it has not delivered and will not deliver within the United States or its territories or possessions or to any U.S. person (as such term is defined in Regulation S under the Securities Act) any Non-U.S. Offering Materials.

The Prospectus has not been translated into French. Accordingly, each Underwriter represents to and agrees with Hydro-Québec that it has not distributed and will not distribute the Prospectus within Québec in violation of the laws of Québec.

Hydro-Québec agrees to pay to the Underwriters an amount of up to US$125,000 to be applied in accordance with the provisions of Section 6(b) of the Underwriting Agreement Standard Provisions.

By their respective acceptances hereof, Hydro-Québec and the Guarantor, each for its own part, represents and warrants to, and agrees with, the several Underwriters that all necessary By-laws of Hydro-Québec and Orders in Council of the Gouvernement du Québec have been or will be adopted as soon as practicable and in any case prior to closing.

This Terms Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among us in accordance with its terms.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

                           INCORPORATED

HSBC SECURITIES (USA) INC.

NATIONAL BANK FINANCIAL INC.

RBC CAPITAL MARKETS, LLC

As Representatives of the several Underwriters

MERRILL LYNCH, PIERCE, FENNER & SMITH

                           INCORPORATED;

HSBC SECURITIES (USA) INC.;

NATIONAL BANK FINANCIAL INC.;

RBC CAPITAL MARKETS, LLC;

BANK OF MONTREAL, LONDON BRANCH;

BNP PARIBAS;

CIBC WORLD MARKETS CORP.;

DEUTSCHE BANK SECURITIES, INC.;

SCOTIA CAPITAL (USA) INC.;

CASGRAIN & COMPANY (USA) LIMITED;

DESJARDINS SECURITIES INC.;

J.P. MORGAN SECURITIES LTD.;

MITSUBISHI UFJ SECURITIES (USA), INC.;

RBS SECURITIES INC.;

SG AMERICAS SECURITIES, LLC;

TD SECURITIES (USA) LLC;

UBS SECURITIES LLC;

By:	RBC CAPITAL MARKETS, LLC
Attorney-in-fact

By:	/s/ JIGME SHINGSAR
Name:Jigme Shingsar
Title:Authorized Signatory

The foregoing Terms Agreement is hereby confirmed and accepted in The City of New York, as of the date first above written.

HYDRO-QUÉBEC

By:/s/ CHRISTIAN BEAUDET
Name: Christian Beaudet
Title: Conseiller à l’administration à la Délégation Générale à New York

By: /s/ STÉPHANE PÉPIN
Name: Stéphane Pépin
Title: Director - Structured Financing and Documentation

QUÉBEC

By: /s/ CHRISTIAN BEAUDET
Name: Christian Beaudet
Title: Conseiller à l’administration à la Délégation Générale à New York

SCHEDULE I

UNDERWRITERS	PRINCIPAL AMOUNT OF DESIGNATED SECURITIES
Merrill Lynch, Pierce, Fenner & Smith Incorporated	186,250,000

HSBC Securities (USA) Inc.	186,250,000

National Bank Financial Inc.	186,250,000

RBC Capital Markets, LLC	186,250,000

Bank of Montreal, London Branch	35,000,000

BNP Paribas	35,000,000

CIBC World Markets Corp.	35,000,000

Deutsche Bank Securities, Inc.	35,000,000

Scotia Capital (USA) Inc.	35,000,000

Casgrain & Company (USA) Limited	10,000,000

Desjardins Securities Inc.	10,000,000

J.P. Morgan Securities Ltd.	10,000,000

Mitsubishi UFJ Securities (USA), Inc.	10,000,000

RBS Securities Inc.	10,000,000

SG Americas Securities, LLC	10,000,000

TD Securities (USA) LLC	10,000,000

UBS Securities LLC	10,000,000

Total	U.S.$1,000,000,000

SCHEDULE II

1.	Term Sheet, dated June 23, 2011.

HYDRO-QUÉBEC

Debt Securities

Guaranteed Irrevocably and Unconditionally as to Principal, Premium and Interest

by

QUÉBEC

UNDERWRITING AGREEMENT STANDARD PROVISIONS

June 23, 2011

From time to time, Hydro-Québec, a corporation organized and existing under the laws of Québec (“Hydro-Québec”), may enter into one or more terms agreements that provide for the sale of designated securities to the underwriter or underwriters named therein. The standard provisions set forth herein shall be incorporated by reference in any such terms agreement (a form of which has been attached hereto as Exhibit A) (each, a “Terms Agreement”). The Terms Agreement, including the provisions incorporated therein by reference, is herein referred to as “this Agreement.” Unless otherwise defined herein, terms defined in the Terms Agreement are used herein as therein defined.

Hydro-Québec proposes to issue and sell from time to time certain of its debt securities (the “Debt Securities”), bearing the guarantee of Québec (the “Guarantor”), registered under the registration statements referred to in Section 1(c)(i). The Debt Securities will be issued subject to a fiscal agency agreement, as identified in the Terms Agreement (the “Fiscal Agency Agreement”) among Hydro-Québec, the Guarantor and the fiscal agent identified in the Terms Agreement, as fiscal agent, registrar, transfer agent and principal paying agent (the “Fiscal Agent”) and any other paying and transfer agent identified in the Terms Agreement. The Debt Securities will be issued in one or more series, which series may vary as to interest rates, maturities, currencies of denomination and payment, any redemption provisions and other terms, with all such terms for any particular series being determined at the time of sale. Particular series of Debt Securities will be sold to one or more firms as Hydro-Québec may designate, and who shall agree in writing to comply with the terms and conditions of this Agreement, for resale in accordance with the terms of offering determined at the time of sale. The Debt Securities and guarantee of Québec endorsed thereon involved in any such offering are hereinafter referred to as “Designated Securities” and “Guarantee”, respectively. The firm or firms which agree to purchase any Designated Securities are hereinafter referred to as “Underwriters” and the firm or firms acting as a representative or representatives of the Underwriters that are specified in the Terms Agreement relating to the Designated Securities are hereinafter referred to as “Representatives”. In the event that only one firm agrees to purchase any Designated Securities, references to “Underwriters” or “Representatives” in this Agreement shall also be construed as references to such firm.

Hydro-Québec may also issue and sell warrants to purchase Debt Securities on such terms as shall be determined at the time of sale, in which case (i) all references herein to Debt Securities shall be deemed to include or refer to such warrants, (ii) the

Terms Agreement relating to such warrants shall include an additional covenant of Hydro-Québec and the Guarantor to use their best efforts to maintain a registration statement in respect of Debt Securities issuable upon exercise of warrants in effect during the entire period any warrants may be exercised, and (iii) the opinions and other documents delivered pursuant to Section 5 shall be appropriately modified to cover such warrants and related matters as the Underwriters or their counsel may reasonably request.

Section 1:        Representations and Warranties

(a)        Hydro-Québec represents and warrants to, and agrees with, each Underwriter that:

(i)        Hydro-Québec is a corporation created in 1944 by an Act of the Parliament of Québec and is a mandatary of the State (formerly an agent of the Crown in Right of Québec) and has full power, authority and legal right to execute and deliver this Agreement and the Fiscal Agency Agreement and to authorize and issue the Designated Securities as contemplated herein;

(ii)        Prior to the date hereof, all necessary actions have been duly taken by or on behalf of Hydro-Québec and all necessary governmental approvals required by the laws applicable to Hydro-Québec have been obtained for the offering, issuance and sale of the Designated Securities as contemplated by this Agreement and for the performance of the obligations assumed under the Designated Securities, this Agreement and the Fiscal Agency Agreement;

(iii)        The Designated Securities, when issued and delivered against payment therefor in accordance with the terms and provisions of this Agreement and the Fiscal Agency Agreement, will be validly issued; the Designated Securities, following their issue, and this Agreement and the Fiscal Agency Agreement, following their execution and delivery, will each constitute valid, binding, unsecured and unconditional obligations of Hydro-Québec, enforceable against Hydro-Québec in accordance with their respective terms, subject to the qualifications set forth in Section 5(e)(ii) and Section 5(e)(viii);

(iv)        The Designated Securities will rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding at the Closing Date (as defined below) or thereafter; and

(v)        Hydro-Québec is not in default under the provisions of any agreement or of any instrument evidencing or relating to any outstanding material indebtedness for borrowed money, direct or contingent, of Hydro-Québec and the execution, delivery and performance by Hydro-Québec of its obligations under this Agreement, the Fiscal Agency

Agreement and the Designated Securities will not conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under the By-laws of Hydro-Québec, the Orders in Council of the Gouvernement du Québec or any other applicable law or any agreement or instrument to which Hydro-Québec is a party or by which it is bound.

(b)        The Guarantor represents and warrants to, and agrees with, each Underwriter that:

(i)        Prior to the date hereof, all necessary actions have been duly taken by or on behalf of the Guarantor and all necessary approvals required by the laws of Québec have been obtained for the issue of the Designated Securities by Hydro-Québec, for the issue by the Guarantor of the Guarantee in the form set forth in the Fiscal Agency Agreement and for the performance of the obligations assumed under the Guarantee, this Agreement and the Fiscal Agency Agreement;

(ii)        The Guarantee endorsed on the Designated Securities will, when the Designated Securities are issued and delivered as contemplated by this Agreement and the Fiscal Agency Agreement, constitute a valid, binding and unconditional obligation of the Guarantor, and will be enforceable against the Guarantor in accordance with its terms subject to the qualifications set forth in Section 1(a)(iii), and the full faith and credit of the Guarantor will be pledged for the payment of the principal, premium, if any, and interest on the Designated Securities and for the performance of the Guarantee, and all funds required to give effect to the Guarantee will be taken out of the Consolidated Revenue Fund of Québec; and

(iii)        The Guarantor is not in default under the provisions of any agreement or of any instrument evidencing or relating to any outstanding material indebtedness for borrowed money, direct or contingent, of the Guarantor; and neither the execution, delivery and performance by the Guarantor of this Agreement or the Fiscal Agency Agreement, nor the compliance with the terms and provisions of the Guarantee, will conflict with, or result in any breach of, any term, condition or provision of, or constitute a default under the Orders in Council and Ministerial Orders of the Gouvernement du Québec or any other applicable law or any agreement or instrument to which the Guarantor is a party or by which it is bound.

(c)        Hydro-Québec and the Guarantor, each for its own part, represent and warrant to, and agree with, each Underwriter that:

(i)        A registration statement or registration statements relating to the Debt Securities and the guarantee endorsed thereon, including a form of prospectus which, as supplemented, shall be used in connection with sales of all the Debt Securities, has or have been filed with the Securities and Exchange Commission (“SEC”) and has or have become effective. Such registration statement or registration statements (and all material incorporated by reference therein), as amended and supplemented at the time of any Terms Agreement, are hereinafter referred to collectively as the “Registration Statement”; the documents specified as such in the Terms Agreement, taken together and including all material incorporated by reference therein, are hereinafter referred to collectively as the “Pricing Disclosure Package”; and the prospectus included in the Registration Statement (or, in the event that two or more registration statements have been filed with respect to the Debt Securities, the last of such registration statements to be filed), as from time to time amended or supplemented pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the rules and regulations of the SEC under the Securities Act (the “Rules and Regulations”), or as contemplated by Section 2 to reflect the terms of the Designated Securities and the terms of the offering thereof or otherwise, including all material incorporated by reference therein, is hereinafter referred to as the “Prospectus”;

(ii)        Each part of the Registration Statement, when such part became effective, conformed in all respects to the requirements of the Securities Act, the Exchange Act and the Rules and Regulations, and did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; any preliminary prospectus or preliminary prospectus supplement relating to the Designated Securities, at the time of filing thereof, will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; the Pricing Disclosure Package, as of the Applicable Time specified in the Terms Agreement, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each issuer free writing prospectus, as defined in Rule 433 under the Securities Act (each, an “Issuer Free Writing Prospectus”) listed on Schedule II to the Terms Agreement will not conflict with the information contained in the Registration Statement, the Pricing Disclosure Package or the Prospectus (and is not inaccurate or misleading and is consistent with the information required to be in the Listing Prospectus as defined in Section 3(g) hereof) and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and on the date of each Terms Agreement, the Registration Statement and Prospectus will conform in all respects to the requirements of the Securities Act, the Exchange Act and the Rules and Regulations and none of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements or omissions in any of such documents based upon written information, if any, furnished to Hydro-Québec and to the Guarantor by any Underwriter through the Representatives specifically for use therein;

(iii)        No registration, filing or other action for the qualification of the Designated Securities for offer and sale by the Underwriters in Canada or any jurisdiction or territory therein is required under the laws of Canada or any province thereof;

(iv)        There are no stamp, issue or other duties, taxes or levies payable by the Underwriters or the holders of Designated Securities within Québec or within Canada on or in connection with the issuance and sale of the Designated Securities or the execution or delivery of this Agreement or the Fiscal Agency Agreement;

(v)        Save as disclosed in the Prospectus, neither Hydro-Québec nor the Guarantor is involved in any litigation or arbitration proceedings which may have a significant effect on its financial condition, or have a material adverse effect on the ability of Hydro-Québec or the Guarantor to perform its obligations under and consummate the transactions contemplated by this Agreement, the Fiscal Agency Agreement, the Designated Securities or the Guarantee, nor is Hydro-Québec or the Guarantor aware of any such proceedings pending or threatened; and

(vi)        The making of applications to the Financial Services Authority in its capacity as competent authority (the “UK Listing Authority”) under the Financial Services and Markets Act 2000 as amended (the “FSMA”) to have the Designated Securities admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) to have the Designated Securities admitted to trading on the London Stock Exchange’s regulated market (together, “listed on the London Stock Exchange” and all references in this agreement to “listed”, “listing”, “list” or any other variation thereof shall mean the same) has been duly authorized by each of Hydro-Québec and the Guarantor.

Section 2:        Purchase and Offering

The obligation of the Underwriters to purchase the Designated Securities will be evidenced by the Terms Agreement, at the time Hydro-Québec determines to sell any Designated Securities. The Terms Agreement shall specify the firms which will be Underwriters, the principal amount of any Designated Securities to be purchased by each, the purchase price to be paid by the Underwriters, any compensation or commissions to be paid to the Underwriters, the public offering price of the Designated Securities, and the terms of any Designated Securities including, but not limited to, interest rate, maturity, currency of denomination and payment and any redemption provisions. The Terms Agreement shall also specify the name or names of the Representatives, the time and date of delivery and payment (such time and date, or such other time not later than seven full business days thereafter as the Representatives and Hydro-Québec agree as the time for payment and delivery being hereinafter referred to as the “Closing Date”), the place of delivery and payment for the Designated Securities and any details of the terms of offering which should be reflected in the Prospectus. The obligations of each Underwriter to purchase any Designated Securities are joint, as such term is construed under Québec law, meaning that each such Underwriter is obligated to purchase only the principal amount of Designated Securities set forth opposite its name in the Terms Agreement. It is understood that the Underwriters propose to offer any Designated Securities for sale as set forth in such Prospectus. Any such Designated Securities will be in such denominations and registered in such names as the Underwriters request.

Section 3:        Covenants of Hydro-Québec and the Guarantor

Hydro-Québec and the Guarantor, each for its own part, covenant and agree with each Underwriter that:

(a)        Hydro-Québec and the Guarantor will prepare the Prospectus in a form approved by the Representatives and file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the SEC’s close of business on the second business day following the execution and delivery of the Terms Agreement. Hydro-Québec and the Guarantor will prepare a final term sheet, containing solely a description of the Designated Securities, in a form approved by the Representatives and file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such rule; and will promptly file all other material required to be filed by Hydro-Québec or the Guarantor with the SEC pursuant to Rule 433(d) under the Securities Act. At any time when the Prospectus is required to be delivered under the Securities Act, Hydro-Québec and the Guarantor will advise the Representatives promptly of any proposal to amend or supplement the Registration Statement or the Prospectus, and will not effect such amendment or supplementation, whether by filing documents pursuant to the Securities Act, the Exchange Act or otherwise, without the consent of the Representatives, which consent shall not be unreasonably withheld; Hydro-Québec and the Guarantor will also advise the Representatives promptly of the institution by the SEC of any stop order proceedings in respect of the Registration Statement or any part thereof and will use their best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

(b)        If at any time when the Prospectus is required to be delivered under the Securities Act, any event occurs as a result of which the Pricing Disclosure Package or the Prospectus as then amended or supplemented would include any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Registration Statement or the Prospectus to comply with the Securities Act, Hydro-Québec and the Guarantor promptly will prepare and file with the SEC an amendment or supplement, whether by filing documents pursuant to the Securities Act, the Exchange Act or otherwise, which will correct such statement or omission or to effect such compliance.

(c)        As soon as practicable after publication thereof following the close of their respective fiscal years, Hydro-Québec will make generally available to the holders of Designated Securities a consolidated statement of its operations and the Guarantor will make generally available to the holders of Designated Securities a consolidated statement of its revenues and expenditures, each such statement covering a fiscal year beginning after the date of the Terms Agreement relating to such Designated Securities, which shall satisfy the provisions of Section 11(a) of the Securities Act.

(d)        Hydro-Québec and the Guarantor will furnish to the Representatives hard copies or electronic recordings (in PDF or other form), as reasonably requested by the Representatives, of the Registration Statement, each preliminary prospectus supplement, if any, the Prospectus, and all amendments and supplements to such documents (including documents incorporated by reference in the Prospectus), in each case as soon as available and in such quantities as are reasonably requested.

(e)        Hydro-Québec and the Guarantor will furnish such information and execute such instruments as may be required to qualify the Designated Securities for sale and determine their eligibility for investment under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for their distribution, provided that neither Hydro-Québec nor the Guarantor need submit to any requirements that it reasonably deems unduly burdensome.

(f)        So long as any of the Designated Securities are outstanding, Hydro-Québec will post on the Electronic Data Gathering, Analysis and Retrieval System, which is commonly known by the acronym EDGAR, through the SEC’s website (http://www.sec.gov) as soon as practicable after publication thereof following the end of each fiscal year, audited financial statements comprised of consolidated balance sheets and consolidated statements of operations, retained earnings, cash flows and comprehensive income and, as soon as practicable after the end of each interim fiscal period in each fiscal year, unaudited financial statements comprised of consolidated balance sheets and consolidated statements of operations, retained earnings, cash flows and comprehensive income of Hydro-Québec, as at the end of and for such fiscal year or interim fiscal period, as the case may be, all in reasonable detail and, in the case of such financial information provided after the end of each fiscal year, reported upon by independent chartered accountants; and the Guarantor will similarly post on EDGAR through the SEC’s website (http://www.sec.gov) as soon as practicable after publication thereof, its annual consolidated statements of revenues and expenditures and its monthly report on financial transactions and any other material information contained in its monthly report. Upon request from the Representatives, Hydro-Québec and the Guarantor will furnish hard copies or electronic recordings (in PDF or other form) of such documents as reasonably requested by the Representatives in such quantities as so requested.

(g)        If the Designated Securities are to be listed on the London Stock Exchange, (i) Hydro-Québec and the Guarantor will use their best efforts to have the Designated Securities listed on the London Stock Exchange as soon as possible after the Closing Date, to furnish to the UK Listing Authority and the London Stock Exchange all documents (including a Listing Prospectus as defined below), information and undertakings and publish all advertisements or other material that may be necessary in order to effect such listing, and to cause such listing to be continued for so long as any of the Designated Securities remains outstanding; (ii) Hydro-Québec and the Guarantor will ensure that (w) a single prospectus pursuant to the Prospectus Directive (defined below) is prepared (after the Representatives have had a reasonable opportunity to comment thereon) and approved by the UK Listing Authority for the purposes of listing the Designated Securities on the London Stock Exchange (the expression “Prospectus Directive” means Directive 2003/71/EU (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the United Kingdom) and includes any relevant implementing measures in the United Kingdom and the expression “2010 PD Amending Directive” means Directive 2010/73/EU,)(x) such single prospectus, including all documents incorporated by reference therein only for the purpose of the Prospectus Directive, as revised, supplemented, amended or updated by any supplementary prospectus in accordance with subsection (iv) below (hereinafter the “Listing Prospectus”) contains all information with respect to Hydro-Québec and the Guarantor that is material in the context of the issue and offering of the Designated Securities (including all information which, according to the particular nature of the issue and the Designated Securities, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses (or deficits and surpluses in the case of the Guarantor) and prospects of Hydro-Québec and the Guarantor, and of the rights attaching to the Designated Securities and the Guarantee); the information therein is accurate in all material respects and does not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and all reasonable enquiries have been made to ascertain such facts and to verify the accuracy of all such statements; (y) the Listing Prospectus contains all information required by the laws, rules and regulations applicable to the London Stock Exchange and the Prospectus Directive and any rules or regulations made thereunder, as the case may be, and is published via a Regulatory Information Service in accordance with the Prospectus Directive; (z) the summary contained in the Listing Prospectus conveys the essential characteristics and risks associated with Hydro-Québec, the Guarantor, the Designated Securities and the Guarantee, is accurate in all materials respects and is not misleading, inaccurate or inconsistent when read together with the other parts of the Listing Prospectus; (iii) once the Designated Securities are listed on the London Stock Exchange, Hydro-Québec will comply at all times with the Part 6 rules (including the Listing Rules) made by the UK Listing Authority (or such other body to which its functions have been transferred in accordance with the FSMA) in accordance with Section 73A of the FSMA and with the London Stock Exchange’s Admission and Disclosure Standards, and (iv) if at any time after the Listing Prospectus is approved by the UK Listing Authority and before the actual listing is effective, (A) there arises or is noted a significant new factor, material mistake or inaccuracy relating to the information in the Listing Prospectus or (B) there arises a change in the condition of any of Hydro-Québec or the Guarantor which is material in the context of the issue of the Designated Securities, Hydro-Québec and the Guarantor shall give to the Representatives on behalf of the Underwriters full information about the change or matter and shall promptly prepare a supplementary Listing Prospectus as may be required and approved by the UK Listing Authority (after the Representatives have had a reasonable opportunity to comment thereon) and shall otherwise comply with Section 87 of the FSMA, if applicable, and the Listing Rules in that regard, and (v) Hydro-Québec shall supply to the relevant Underwriters and Representatives such number of hard copies or electronic recordings (in PDF or other form) of the Listing Prospectus and any supplementary Listing Prospectus as such Underwriters or Representatives may reasonably request.

Notwithstanding the foregoing, if Hydro-Québec in its reasonable opinion determines that it is impracticable or unduly burdensome to maintain the continued listing of any Designated Securities on the London Stock Exchange, Hydro-Québec may terminate the listing of such Designated Securities provided it uses its best endeavours to seek an alternative admission to listing, trading and/or quotation of such Designated Securities by another listing authority, securities exchange and/or system (including a market which is not a regulated market for the purpose of the Markets in Financial Instruments Directive (2004/29/EU) or a market which is not in the European Economic Area) as agreed with the Representatives.

(h)        At any time prior to payment of the purchase price, as provided for in the Terms Agreement, being made to Hydro-Québec on the Closing Date, Hydro-Québec will notify the Representatives promptly of any material change affecting any of its representations, warranties, covenants or indemnities herein and will take such steps as may be reasonably requested by the Representatives to remedy and/or publicize the same.

(i)        Neither Hydro-Québec nor the Guarantor will, without the prior consent of the Representatives, offer or sell, between the execution of a Terms Agreement with respect to Designated Securities and the later of the related Closing Date or the date on which any price restrictions on the sale of such Designated Securities are terminated, (i) in any part of the world outside of Canada, any of its U.S. dollar denominated debt securities registered with the SEC having a maturity of one year or more or (ii) within Canada, any of its U.S. dollar denominated debt securities having a maturity of more than five years.

(j)        Hydro-Québec will authorize the Stabilizing Manager, or in the case of more than one Stabilizing Manager, the Coordinating Stabilizing Manager, named in the Terms Agreement to make the announcement required by Articles 8(4), 9(1) and 9(3) of the Commission Regulation (EC) No. 2273/2003 of 22 December 2003 implementing Directive 2003/6/EC, provided that if Hydro-Québec wishes to issue a public announcement in respect of the Designated Securities for other purposes, it should consult with the Stabilizing Manager, or the Coordinating Stabilizing Manager, as the case may be, to determine if any such stabilization announcement can be incorporated therein and, in any case, it should not issue anything which is inconsistent with the stabilization announcements made by the Stabilizing Manager, or the Coordinating Stabilizing Manager, as the case may be.

(k)        Other than the final term sheet prepared and filed pursuant to Section 3(a) hereof, without the prior consent of the Representatives, Hydro-Québec and the Guarantor have not made and will not make any written communication relating to the Designated Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the Securities Act (a “Free Writing Prospectus”); and any Free Writing Prospectus the use of which has been consented to by Hydro-Québec and the Guarantor and the Representatives (including the final term sheet prepared and filed pursuant to Section 3(a) hereof) will be listed on Schedule II to the Terms Agreement.

(l)        Hydro-Québec and the Guarantor have complied and will comply with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the SEC or retention where required and legending required thereby or under the Prospectus Directive or any other applicable United Kingdom law.

(m)     Hydro-Québec and the Guarantor agree that if at any time following issuance of an Issuer Free Writing Prospectus any event occurred or occurs as a result of which such Issuer Free Writing Prospectus would conflict with the information in the Registration Statement, the Pricing Disclosure Package or the Prospectus or would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, Hydro-Québec and the Guarantor will give prompt notice thereof to the Representatives and, if requested by the Representatives, will prepare and furnish without charge to each Underwriter an Issuer Free Writing Prospectus or other document which will correct such conflict, statement or omission.

Section 4:        Covenants of the Underwriters

Each of the Underwriters separately agrees with Hydro-Québec and the Guarantor that:

(a)        It will deliver to Hydro-Québec and the Guarantor an initial allotment distribution report and a secondary market distribution report within 30 days after the Closing Date.

(b)        Without the prior consent of Hydro-Québec and the Guarantor and the Representatives, it has not made and will not make any offer relating to the Designated Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a Free Writing Prospectus required to be filed with the SEC.

(c)        Any over-allotment or stabilization transaction by the Underwriters in connection with the distribution of the Designated Securities shall be effected by them on their own behalf and not as agents of Hydro-Québec, and any gain or loss arising therefrom shall be for their own account. The Underwriters acknowledge that Hydro-Québec has not been authorized to issue Designated Securities in excess of the aggregate principal amount set forth in the Terms Agreement. The Underwriters also acknowledge that Hydro-Québec has not authorized the carrying out by the Underwriters of stabilization transactions other than in conformity with applicable rules, including those made pursuant to applicable United Kingdom legislation and Regulation M under the 1934 Act (if applicable).

Section 5:        Conditions to the Obligations of the Underwriters

The obligations of each Underwriter to purchase and pay for Designated Securities shall be subject to the accuracy of the representations and warranties on the part of Hydro-Québec and the Guarantor herein and in this Agreement, to the accuracy of the statements of authorized representatives of Hydro-Québec and the Guarantor made pursuant to the provisions hereof or thereof, to the performance by Hydro-Québec and the Guarantor of their obligations hereunder and thereunder and to the following additional conditions precedent:

(a)        Prior to the Closing Date no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of Hydro-Québec or the Guarantor or any Underwriter, shall be contemplated by the SEC; and no proceedings or actions shall have been instituted by, or, to the knowledge of Hydro-Québec or the Guarantor or any Underwriter, shall be contemplated by any Canadian regulatory authority having jurisdiction over the offering of the Designated Securities; and the Prospectus shall have been filed with the SEC pursuant to Rule 424(b) under the Securities Act not later than 5:30 P.M., New York City time, on the second business day following the date of the Terms Agreement; and the term sheet contemplated by Section 3(a) shall have been filed with the SEC pursuant to Rule 433(d) under the Securities Act.

(b)        Subsequent to the execution and delivery of the Terms Agreement and on or prior to the Closing Date, there shall not have occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the business, properties or financial conditions of Hydro-Québec and its subsidiaries, when considered as a whole, which, in the judgment of the Representatives on behalf of the Underwriters, materially impairs the investment quality of the Designated Securities.

(c)        Subsequent to the execution and delivery of the Terms Agreement and on or prior to the Closing Date, there shall not have occurred any material adverse change, or any development involving a prospective material adverse change, in or affecting particularly the financial condition of the Guarantor which, in the judgment of the Representatives on behalf of the Underwriters, materially impairs the investment quality of the Designated Securities.

(d)        Subsequent to the execution and delivery of the Terms Agreement and on or prior to the Closing Date, there shall not have occurred (i) any downgrading in the rating of any debt securities of Hydro-Québec or of the Guarantor by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of Hydro-Québec or of the Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (ii) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension or limitation of trading of any securities of Hydro-Québec or of the Guarantor on any exchange or in the over-the-counter market in Canada, the United States, the United Kingdom, Japan or elsewhere; or (iii) any banking moratorium declared by Canadian, United States or New York authorities.

(e)        The Representatives shall have received an opinion of Miller Thomson LLP, counsel for Hydro-Québec and the Guarantor, dated the Closing Date, to the effect that:

(i)     Hydro-Québec is a duly constituted and existing corporation under the laws of Québec, with power to possess its properties and conduct its business as described in the Pricing Disclosure Package and the Prospectus;

(ii)        The Designated Securities have been duly authorized and have been duly executed, issued, authenticated and delivered in accordance with the laws of Québec, the By-laws of Hydro-Québec and the Orders in Council of the Gouvernement du Québec applicable thereto, and the Designated Securities and the covenants therein contained constitute valid, binding, unsecured and unconditional obligations of Hydro-Québec, enforceable against Hydro-Québec in accordance with their terms subject to the qualifications set forth in Section 5(e)(viii), and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money into Canadian currency at the rate of exchange prevailing on the day such decision became enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

(1)        the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

(2)        the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

(3)        a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

(4)        the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce taxation obligations resulting from Québec law; or

(5)        the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

(iii)        The Designated Securities will rank equally among themselves and with the other debt securities issued by Hydro-Québec and outstanding at the Closing Date;

(iv)        This Agreement and the Fiscal Agency Agreement have been duly authorized and have been duly executed and delivered by

Hydro-Québec in accordance with the By-laws of Hydro-Québec and the Orders in Council of the Gouvernement du Québec applicable thereto;

(v)        The Guarantee has been duly authorized and has been duly executed, issued and delivered in accordance with the laws of Québec and the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto, and the Guarantee and the covenants therein contained constitute valid, binding and unconditional obligations of the Guarantor enforceable against the Guarantor in accordance with their terms subject to the qualifications set forth and referred to in Section 5(e)(ii) and Section 5(e)(viii), and the full faith and credit of the Guarantor have been pledged for the payment of the principal of and premium, if any, and interest on the Designated Securities and for the performance of such Guarantee, and all funds required to give effect to the Guarantee will be taken out of the Consolidated Revenue Fund of Québec;

(vi)        This Agreement and the Fiscal Agency Agreement have been duly authorized and have been duly executed and delivered by the Guarantor in accordance with the Orders in Council and Ministerial Orders of the Gouvernement du Québec applicable thereto;

(vii)        All necessary actions have been duly taken by or on behalf of Hydro-Québec and the Guarantor, and all necessary authorizations and approvals under the laws of Québec have been duly obtained, for the authorization, execution and delivery by each of Hydro-Québec and the Guarantor, as the case may be, of this Agreement, the Fiscal Agency Agreement, the Designated Securities and Guarantee, and for the issuance and sale of the Designated Securities pursuant to this Agreement and the Fiscal Agency Agreement, and there are no laws of Canada applicable to any such authorization, execution, delivery, issuance, or sale, and no authorizations or approvals under the laws of Canada are necessary therefor;

(viii)        Neither Hydro-Québec nor the Guarantor enjoys, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of their obligations under this Agreement, the Fiscal Agency Agreement, the Designated Securities and the Guarantee subject to the following qualifications:

(1)        the provisions of the Hydro-Québec Act which bar extraordinary recourses (quo warranto, mandamus and evocation) and injunctions against Hydro-Québec;

(2)        the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto,

mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and sequestration) against the Gouvernement du Québec; and

(3)        the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment;

(ix)        the choice of laws of Québec and laws of Canada applicable in Québec by Hydro-Québec and the Guarantor in this Agreement, the Fiscal Agency Agreement, the Designated Securities and the Guarantee is a valid choice of law and, accordingly, would be recognized and applied by the courts of Canada and Québec if this Agreement, the Fiscal Agency Agreement, the Designated Securities or the Guarantee or any claim made thereunder is brought before any such court; the submission of Hydro-Québec and the Guarantor pursuant to Section 15 of this Agreement and Section 21(2) of the Fiscal Agency Agreement to the non-exclusive jurisdiction of any state or federal court in The City of New York, in respect of any action by any Underwriter, or by any person controlling such Underwriter, arising out of or based upon this Agreement, or any action brought by any of the holders of Designated Securities or the Fiscal Agent arising out of or based upon the Fiscal Agency Agreement, the Designated Securities or the Guarantee, as the case may be, is legal, valid and binding; the appointment of the Delegate General of Québec in The City of New York as agent to receive service of process on behalf of Hydro-Québec and Québec for the purposes described in Section 15 of this Agreement and Section 21(2) of the Fiscal Agency Agreement is legal, valid and binding; service of process effected in the manner set forth in Section 14 of this Agreement and Section 21(2) of the Fiscal Agency Agreement, assuming its validity under New York law, will be effective to confer valid personal jurisdiction over Hydro-Québec and Québec;

(x)        The English translations of the By-laws of Hydro-Québec and the Orders in Council and Ministerial Orders of the Gouvernement du Québec, authorizing the issuance and sale of the Designated Securities and the Guarantee on the terms set forth herein, are exact translations and are not susceptible to any materially different interpretation with respect to any material matter therein;

(xi)        There are no withholding taxes payable under the laws of Canada or Québec in respect of the Designated Securities or premium, if any, or interest thereon unless all or any part of the interest or of any amount deemed by the Income Tax Act (Canada) (“Canadian Tax Act”) to be interest paid or payable on the Designated Securities is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of a corporation. If any interest paid or payable on a Designated Security, or any amount deemed to be interest thereon, is to be calculated by reference to a criterion referred to above, such interest or amount, as the case may be, may be subject to Canadian non-resident withholding tax, subject to the following: no such withholding tax would apply if the Designated Securities are “prescribed obligations” for these purposes. The regulations under the Canadian Tax Act provide that a prescribed obligation is a debt obligation the terms or conditions of which provide for an adjustment to the amount payable in respect of the obligation that is determined by reference to a change in the purchasing power of money and on which no amount payable, other than such an adjustment, is dependent or contingent upon or computed by reference to any of the criteria referred to above. There are no other taxes on income or capital gains payable under the laws of Canada or of Québec in respect of the Designated Securities or premium, if any, or interest thereon by an owner who, at all relevant times, for purposes of the Canadian Tax Act is not, and is not deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, any Designated Securities in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere and is not an authorized foreign bank carrying on a bank business in Canada within the meaning of the Canadian Tax Act. There are no estate taxes or succession duties imposed by Canada or Québec in respect of any Designated Securities or premium, if any, or interest thereon; and

(xii)        Such counsel have no reason to believe that either the Registration Statement, the Pricing Disclosure Package or the Prospectus, or any amendment or supplement thereto, as of their respective dates and as of the Closing Date, or the Pricing Disclosure Package, as of the Applicable Time, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; their opinion with respect to Canadian taxes under the caption “Description of the Securities - Canadian Taxes on Debt Securities” in the Prospectus and under the caption “Tax Matters – Canadian Federal Income Taxation” in the Pricing Disclosure Package and the supplement to the Prospectus is accurately described therein; the descriptions in the Registration Statement, the Pricing Disclosure Package and the Prospectus of statutes, legal and governmental proceedings and contracts and other documents are accurate and fairly present the information required to be shown; and such counsel do not know of any legal or governmental proceedings required to be described in the Pricing Disclosure Package or the Prospectus which are not described as required, or of any contracts or documents of a character required to be described in the Registration Statement, the Pricing Disclosure Package or Prospectus or to be filed as exhibits to the Registration Statement which are not described and filed as required.

In rendering such opinion, such counsel may rely upon the opinion of Sullivan & Cromwell LLP as to matters of United States law and procedure and upon a certificate of Hydro-Québec as to the debt securities of Hydro-Québec outstanding on the Closing Date, and no opinion need be expressed by such counsel as to the financial statements or other financial data contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and Prospectus.

(f)        The Representatives shall have received from Norton Rose OR LLP, Canadian counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the organization of Hydro-Québec, the validity of the Designated Securities and the Guarantee, the Registration Statement, the Pricing Disclosure Package, the Prospectus, and other related matters as the Representatives may reasonably request, and Hydro-Québec and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such counsel may rely upon the opinion of Sullivan & Cromwell LLP as to matters of United States law and procedure and upon a certificate of Hydro-Québec as to the debt securities of Hydro-Québec outstanding on the Closing Date; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and Prospectus.

(g)        The Representatives shall have received from Sullivan & Cromwell LLP, United States counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the validity of the Designated Securities and the Guarantee, the Registration Statement, the Pricing Disclosure Package, the Prospectus, and other related matters as the Representatives may reasonably request, and Hydro-Québec and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, such counsel may rely upon the opinions of counsel named in paragraphs (e) and (f) of this Section 5 as to matters of Canadian and Québec law; and no opinion need be expressed by such counsel as to the financial statements or other financial data contained or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and Prospectus.

(h)        The Representatives shall have received a certificate of two of the following authorized representatives: the Vice-President, Financing, Treasury and Pension Fund, the Director, Structured Financing and Documentation or an Assistant Treasurer of Hydro-Québec, dated the Closing Date, in which such authorized representatives shall, to the best of their knowledge after reasonable investigation, state that the representations and warranties of Hydro-Québec in this Agreement are true and correct, that Hydro-Québec has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the SEC, and that, subsequent to the date of the most recent financial statements included or incorporated by reference in the Pricing Disclosure Package and the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change in or affecting particularly the business or properties of Hydro-Québec and its subsidiaries, when considered as a whole, except as set forth or contemplated in the Pricing Disclosure Package and the Prospectus or as described in such certificate.

(i)        The Representatives shall have received a certificate of any authorized official at the Ministère des Finances, dated the Closing Date, in which such official shall, to the best of his or her knowledge after reasonable investigation, state that the representations and warranties of the Guarantor in this Agreement are true and correct and that the Guarantor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date and that, subsequent to the date of the most recent financial statements included or incorporated by reference in the Pricing Disclosure Package and the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in the financial condition of the Guarantor except as set forth or contemplated in the Pricing Disclosure Package and the Prospectus or as described in such certificate.

(j)        On the date of the Terms Agreement and at the Closing Date, the Representatives shall have received letters from KPMG LLP and Ernst & Young LLP or their successors, as auditors for Hydro-Québec, each dated the date of delivery of such letter, in form and substance satisfactory to the Representatives.

(k)        Hydro-Québec and the Guarantor shall have furnished to the Representatives and their counsel accurate English translations of the By-laws of Hydro-Québec, and of all Orders in Council and Ministerial Orders of the Gouvernement du Québec, relating to the authorization, issuance and sale of the Designated Securities and the Guarantee, and of all documents and certificates delivered pursuant to the foregoing paragraphs of this Section 5, which pursuant to the laws of Québec were adopted, passed, enacted or drawn in the French language.

(l)        If the Designated Securities are to be listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange shall have approved such listing.

(m)     The parties to the Fiscal Agency Agreement shall have, on or prior to the Closing Date, executed such agreement in the agreed form with such modifications as the Representatives, Hydro-Québec, the Guarantor and the Fiscal Agent, respectively, may approve.

(n)        Hydro-Québec and the Guarantor shall have furnished to the Representatives or their counsel such further certificates and documents as the Representatives or such counsel may reasonably request.

All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are satisfactory to the Representatives and to Norton Rose OR LLP and Sullivan & Cromwell LLP, counsel to the Underwriters. Hydro-Québec and the Guarantor will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives request.

In case any of the conditions specified above in this Section 5 shall not have been fulfilled on or before the Closing Date, the Representatives may (with the approval of Hydro-Québec in the case of Section 5(n) above) waive compliance with any such conditions by delivering written notice thereof to Hydro-Québec and the Guarantor, or the Representatives may terminate this Agreement without liability on the part of the Underwriters or the Representatives or of Hydro-Québec and the Guarantor, except for the expenses to be paid or reimbursed by Hydro-Québec pursuant to Section 6(c) hereof and except for any liability under Section 7 hereof.

Section 6:        Payment of Expenses

(a)        Hydro-Québec agrees (whether or not the transactions contemplated hereby are consummated) to pay all costs and expenses incidental to the performance of its obligations hereunder, under the Terms Agreement, the Fiscal Agency Agreement and the Designated Securities including, without limitation, all costs and expenses in connection with the preparation, production and printing, authentication, issuance and delivery of the Designated Securities and any insurance costs associated with such delivery; if applicable, all fees and expenses in connection with the admission of the Designated Securities to the Official List of the UK Listing Authority and to trading on the London Stock Exchange’s regulated market (including all fees relating to the publication of the Listing Prospectus and any supplementary prospectus thereto via a Regulatory Information Service in accordance with the Prospectus Directive), and the maintenance of such listing; all costs and expenses incurred in connection with the preparation, printing and filing of the Registration Statement, any preliminary prospectus or preliminary prospectus supplement, any Issuer Free Writing Prospectus, the Listing Prospectus and the Prospectus (including all amendments and supplements thereto and all documents incorporated by reference therein); any fee payable to rating agencies in connection with the rating of the Designated Securities; the fees and expenses of its own legal and other advisers; the filing fees, counsel fees and other expenses for qualifying any Designated Securities for sale and determining their eligibility for investment under the laws of such jurisdictions as the Representatives designate; the fees and expenses of the Fiscal Agent; and any value added or equivalent tax on the foregoing costs, fees and expenses.

(b)        If the sale of the Designated Securities is consummated under the Terms Agreement, Hydro-Québec agrees to pay to the Representatives on behalf of the Underwriters, upon presentation of an itemized statement of account, an amount to be agreed upon in such Terms Agreement to be applied in reimbursement of the out-of-pocket costs and expenses of the Underwriters or Representatives (including the fees and disbursements of its legal advisers, advertising agreed to by Hydro-Québec and any value added or equivalent tax on such expenses and costs) in connection with the offering and sale of the Designated Securities.

(c)        If the sale of the Designated Securities is not consummated hereunder for any reason other than default by the Underwriters in the performance of their obligations hereunder, Hydro-Québec will reimburse the Representatives on behalf of the Underwriters upon demand and against production of itemized accounts for all reasonable out-of-pocket expenses (including the fees and disbursements of their legal advisers, advertising agreed to by Hydro-Québec and any value added or equivalent tax on such expenses) that shall have been incurred by the Underwriters in connection with their investigation, marketing and preparing to market the Designated Securities up to the amount specified in Section 6(b), the liability for which was incurred by them on or prior to the date of termination of the applicable Terms Agreement or in connection with such termination and Hydro-Québec shall not have any further obligation towards the Underwriters except to the extent provided in Section 7 hereof. Hydro-Québec shall not in any event be liable to the Underwriters for loss of anticipated profits from the transactions covered by this Agreement.

(d)        Hydro-Québec will pay and hold the Underwriters harmless against any documentary, stamp or similar issue tax, including any interest and penalties, on the issue and subscription of the Designated Securities in accordance with the terms of this Agreement which may be due in Canada or Québec.

Section 7:        Indemnification

(a)        Hydro-Québec and the Guarantor will indemnify and hold harmless each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act against any losses, claims, damages, liabilities or expenses of any nature whatsoever (whether joint, several or solidary), to which such Underwriter or such controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or preliminary prospectus supplement, any Issuer Free Writing Prospectus, the Prospectus, the Listing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or arise out of or are based upon the omission by Hydro-Québec or the Guarantor to obtain all necessary approvals and consents from and file all required materials with any regulatory authority in Canada having jurisdiction over the Designated Securities; and will reimburse, promptly upon demand, each Underwriter and each such controlling person for any legal or other expenses reasonably incurred by such Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability, expense or action as such expenses are incurred; provided that neither Hydro-Québec nor the Guarantor will be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents in reliance upon and in conformity with written information furnished to Hydro-Québec or the Guarantor by, or through the Representatives on behalf of, any Underwriter specifically for use therein. This indemnity agreement will be in addition to any liability which Hydro-Québec or the Guarantor may otherwise have.

(b)        Each Underwriter will, severally and not jointly (for greater certainty, the Underwriters’ obligations are not solidary), indemnify and hold harmless Hydro-Québec and the Guarantor against any losses, claims, damages, liabilities or expenses of any nature whatsoever (whether joint, several or solidary), to which Hydro-Québec or the Guarantor may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or preliminary prospectus supplement, any Issuer Free Writing Prospectus, the Prospectus, the Listing Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Hydro-Québec or the Guarantor by, or through the Representatives on behalf of, such Underwriter specifically for use therein; and will reimburse, promptly upon demand, any legal or other expenses reasonably incurred by Hydro-Québec and the Guarantor in connection with investigating or defending any such loss, claim, damage, liability, expense or action as such expenses are incurred. This indemnity agreement will be in addition to any liability which such Underwriter may otherwise have.

(c)        Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof;

but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, without the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel for all indemnified parties, in addition to any local counsel, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

(d)        Settlements. The indemnifying party under this Section (d) shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e)        If recovery is not available under the foregoing indemnification provisions of this Section, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the Designated Securities (taking into account the portion of the proceeds of the offering realized by each), the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Hydro-Québec, the Guarantor and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capital allocation

(even if the Underwriters were treated as one entity for such purpose). No Underwriter or person controlling such Underwriter shall be obligated to make contribution hereunder which in the aggregate exceeds the total public offering price of any Designated Securities purchased by such Underwriter under this Agreement, less the aggregate amount of any damages which such Underwriter and its controlling persons have otherwise been required to pay in respect of the same claim or any substantially similar claim. Each Underwriter’s obligation to contribute shall be an “obligation conjointe” as defined in the Civil Code of Québec (meaning that each Underwriter may only be compelled to perform its separate obligation and only up to the amount set forth in the preceding sentence).

Section 8:        Default by Underwriters

If any Underwriter shall, for any reason other than a reason permitted hereunder, fail to take up and pay for any Designated Securities to be purchased by it or them upon tender of such Designated Securities on the Closing Date in accordance with the terms hereof, the remaining Underwriters shall be obligated separately, in proportion to their respective commitments under the Terms Agreement, to take up and pay for (in addition to the principal amount of Designated Securities to be delivered to them on the Closing Date), or to find another underwriter or underwriters to take up and pay for, any Designated Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase, provided that the aggregate principal amount of additional Designated Securities which such remaining Underwriters shall be obligated pursuant to this Section to take up and pay for or find another underwriter or underwriters to take up and pay for on the Closing Date shall not exceed 10% of the aggregate principal amount of the Designated Securities set forth opposite the names of such remaining Underwriters in the Terms Agreement, and such remaining Underwriters shall have the right but shall not be obligated either to take up and pay for (in such proportion as may be agreed upon among them), or to substitute another underwriter or underwriters to take up and pay for, any remaining Designated Securities which the defaulting Underwriter or Underwriters agreed but failed so to purchase. To the extent that the Designated Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase exceeds 10% of the aggregate principal amount of the Designated Securities set forth opposite the names of such remaining Underwriters in the Terms Agreement, then in the event that said remaining Underwriters shall not take up and pay for, or substitute another underwriter or underwriters to take up and pay for, all the Designated Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase within 24 hours after such failure, (i) Hydro-Québec shall have the right, during an additional period of 24 hours, to find another underwriter or underwriters for said Designated Securities who shall be satisfactory to the Representatives or (ii) Hydro-Québec and the Representatives may agree, during such period, to proceed with the sale and delivery hereunder of less than all of the Designated Securities to be delivered on the Closing Date, in which latter event each of the remaining Underwriters shall be obligated to take up and pay for the amount of Designated Securities which it is obligated to purchase on the Closing Date under the foregoing provisions of this Section, including additional Designated Securities in a principal amount equal to 10%

of the aggregate principal amount of Designated Securities set forth opposite the names of such remaining Underwriters in the Terms Agreement. If neither the remaining Underwriters nor Hydro-Québec shall thus find another underwriter or underwriters for all of said Designated Securities, and if Hydro-Québec and the Representatives shall not thus agree to proceed with the sale and delivery hereunder of less than all of said Designated Securities, such Terms Agreement shall terminate without liability on the part of either Hydro-Québec or the remaining Underwriters not in default, as aforesaid (except to the extent, if any, provided in this Section 8).

If, in accordance with the foregoing provisions, a new underwriter or underwriters are substituted by the Underwriters or by Hydro-Québec for the defaulting Underwriter or Underwriters on the Closing Date or Hydro-Québec and the Underwriters or the Representatives shall agree to proceed with the sale and delivery hereunder of less than all of the Designated Securities to be delivered on the Closing Date, Hydro-Québec or the Representatives shall have the right to postpone the time of purchase of said Designated Securities for a period not exceeding five full business days from the Closing Date in order that necessary changes in the Registration Statement and Prospectus and other documents may be effected. The foregoing obligations and agreements set forth in this Section will not apply if Designated Securities are being purchased pursuant to a “firm bid” which is identified as such in the Terms Agreement. Nothing herein shall obligate any Underwriter to purchase or find an underwriter or underwriters for any Designated Securities in excess of those agreed to be purchased by such Underwriter under the terms of this Section; nor shall anything herein operate to limit any rights which Hydro-Québec may have against any Underwriter who shall for any reason other than a reason permitted hereunder fail to purchase the Designated Securities purchasable by it upon tender thereof in accordance with the terms of this Agreement. Any person substituted for an Underwriter under the provisions of this Section shall thereafter be deemed to be an Underwriter.

Section 9:        Survival of Certain Representations and Obligations

The respective indemnities, agreements, representations, warranties and other statements of Hydro-Québec and the Guarantor and their representatives and of each Underwriter set forth in or made pursuant to this Agreement shall remain in full force and effect regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, Hydro-Québec or the Guarantor or any controlling person, and will survive delivery of and payment for the Designated Securities. If any Terms Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Designated Securities by the Underwriters is not consummated, Hydro-Québec shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 6 and the respective obligations of Hydro-Québec and the Guarantor and the Underwriters pursuant to Section 7 shall remain in effect. If the sale of none of the Designated Securities provided for in a Terms Agreement is consummated because any condition to the Underwriters’ obligations hereunder is not satisfied or because of any refusal, inability or failure on the part of Hydro-Québec or the Guarantor to perform any agreement herein or therein or comply with any provision hereof or thereof, Hydro-Québec will reimburse the Underwriters upon demand for all out-of-pocket expenses

(including fees and disbursements of counsel) that shall have been incurred by the Underwriters directly related to the proposed purchase and sale of the Designated Securities, the Underwriters agreeing to pay such fees and disbursements of counsel for the Underwriters in any other event.

Section 10:        Termination

Notwithstanding anything herein contained, an Underwriter party to a Terms Agreement may also terminate such Terms Agreement, immediately upon notice to Hydro-Québec and the Guarantor at any time before the time of the Closing Date when payment would otherwise be due under such Terms Agreement to Hydro-Québec in respect of the Designated Securities if, in the opinion of such Underwriter, there shall have been such a change in national or international political, financial or economic conditions or currency exchange rates or exchange controls as would in such Underwriter’s view be likely to prejudice materially the success of the offering and the distribution of the Designated Securities or dealings in the Designated Securities in the secondary market and, upon notice being given, the parties to such Terms Agreement shall (except for the liability of Hydro-Québec and the Guarantor in relation to expenses as provided in Section 6(c) hereof and except for any liability under Section 7 hereof) be released and discharged from their respective obligations under this Agreement.

Notwithstanding anything herein contained, either an Underwriter party to a Terms Agreement, on the one hand, or Hydro-Québec and the Guarantor, on the other hand, may by notice to the other terminate such Terms Agreement at any time before the time of the Closing Date when payment for the Designated Securities would otherwise be due hereunder to Hydro-Québec if in the opinion of the person or persons giving such notice the issue, sale or distribution of the Designated Securities is prohibited by or contrary to the provisions of any statute, order, rule or regulation promulgated by any legislative, executive or regulatory body or authority of Canada, the United States of America, Québec, or the State of New York. Upon notice being given, the parties to such Terms Agreement shall, except for liability of Hydro-Québec pursuant to Section 6(c) hereof and except for any liability under Section 7 hereof, be released and discharged from their respective obligations under such Terms Agreement.

Section 11:        Notices

All communications hereunder shall be effective only on receipt, and shall be delivered or sent by letter, facsimile transmission or telephone (but in the case of communication by telephone, with subsequent confirmation by letter or facsimile transmission) as follows:

(a)        to the Underwriters, to the respective addresses set forth in the Terms Agreement;

(b)        to Hydro-Québec:

Hydro-Québec

75 René-Lévesque Boulevard West, Sixth Floor

Montréal, Québec

Canada H2Z 1A4

Tel.:(514) 289-2210

Fax:(514) 289-5143

Attention: Director Structured Financing and Documentation

with copy to the Guarantor

(c)        to the Guarantor:

Ministère des Finances

Direction du financement des organismes publics

et de la documentation financière

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3

Tel.:    (418) 643-8141

Fax:    (418) 643-4700

Attention: Le directrice principale

Section 12:      Successors

This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

Section 13:      Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Québec and the laws of Canada applicable therein.

Nothing herein contained shall affect the right to serve process on Hydro-Québec or the Guarantor in any manner permitted by law. Hydro-Québec and the Guarantor hereby irrevocably consent to the fullest extent permitted by law to the giving of any relief including, without limitation, the making, enforcement or execution against any property of any order or judgment made or given in connection with any proceedings arising out of or in connection with this Agreement.

Section 14:      No Fiduciary Relationship

Hydro-Québec acknowledges and agrees that: (a) the purchase and sale of the Designated Securities pursuant to this Agreement is an arm’s-length commercial transaction between Hydro-Québec, on the one hand, and the Underwriters, on the other hand; (b) in connection with the offerings contemplated hereby and the process leading to such transaction the Underwriters are and have been acting as a principal and are not the agent (except to the extent expressly set forth herein or in the Terms

Agreement) or fiduciary of Hydro-Québec, or its respective creditors, employees or any other party; and (c) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and Hydro-Québec has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

Section 15:      Jurisdiction of Courts

Hydro-Québec and the Guarantor hereby appoint the person from time to time who holds the position of Delegate General of Québec in New York, One Rockefeller Plaza, 26th floor, New York, New York 10020-2102, as their authorized agent (the “Authorized Agent”) upon whom process may be served in any action by any Underwriter, or by any person controlling such Underwriter, and based upon this Agreement which may be instituted in any State or Federal court in The City of New York, and expressly accepts the non-exclusive jurisdiction of any such court in respect of such action. Hydro-Québec and the Guarantor hereby irrevocably waive any immunity to service of process in respect of any such action to which the Authorized Agent might otherwise be entitled. Such appointment shall be irrevocable as long as any of the Designated Securities remain outstanding, except that, if for any reason the Authorized Agent ceases to be able to act as agent or no longer has an address in The City of New York, Hydro-Québec and the Guarantor will appoint another person or persons in The City of New York, selected in their discretion, as Authorized Agent(s). Hydro-Québec and the Guarantor will take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Service of process upon the Authorized Agent together with written notice of such service mailed or delivered to Hydro-Québec and the Guarantor at their respective addresses set forth in Section 11, shall be deemed in every respect effective service of process upon Hydro-Québec and the Guarantor. Notwithstanding the foregoing, any action by an Underwriter, or by any person controlling such Underwriter, and based upon this Agreement may be instituted in any competent court in Québec. Each of Hydro-Québec and the Guarantor hereby waives, to the fullest extent permitted by applicable law, any immunity to jurisdiction to which it might otherwise be entitled in any action based on this Agreement which may be instituted as provided in this Section in any State or Federal court in The City of New York or in any competent court in Québec.

Section 16:      Currency

All dollar figures set forth in this Agreement will be in United States dollars, unless otherwise indicated.

Section 17:      Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

Section 18:      Certain Definition

For purposes of this Agreement, the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City.

EXHIBIT A

HYDRO-QUÉBEC

             Series                      Due

Guaranteed Irrevocably and Unconditionally as to

Principal, Premium and Interest by

QUÉBEC

TERMS AGREEMENT

Hydro-Québec

75 René-Lévesque Boulevard West, Sixth Floor

Montréal, Québec

Canada H2Z 1A4

Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule I hereto and for their respective accounts, we offer to purchase on and subject to the terms and conditions of this Terms Agreement and the Underwriting Agreement Standard Provisions for Hydro-Québec’s Debt Securities Guaranteed Irrevocably and Unconditionally as to Principal, Premium and Interest by Québec, dated —     , 2011 (the “Underwriting Agreement Standard Provisions”), the following Designated Securities on the following terms. All of the provisions of the Underwriting Agreement Standard Provisions attached hereto are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Except as otherwise indicated, capitalized terms used herein have the meaning specified in the Underwriting Agreement Standard Provisions:

Title of Designated Securities:

Fiscal Agent:

Fiscal Agency Agreement:

Currency of Denomination:

Aggregate Principal Amount:

Purchase Price:

Expected Public Offering Price:

Expected Selling Concession:

Expected Reallowance:

Maturity:

Interest Rate:

Interest Payment Dates:

Denominations:

Redemption Provisions:

Applicable Time:          [A.M./P.M.], on                  ,

Pricing Disclosure Package: Prospectus, dated                  ,         ; [Preliminary Prospectus, dated                  ,         ;] Term Sheet, dated                  ,        ; [Free Writing Prospectus, dated                  ,         ]

Selling Restrictions:

General

Each of the underwriters agrees that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that, to the best knowledge and belief of such underwriter, will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Hydro Québec or the Guarantor except as set forth in the underwriting agreement.

European Union Public Offering Selling Restrictions Under the Prospectus Directive

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the underwriters represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes, which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus as completed by the Terms Agreement, to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public at any time in that Relevant Member State:

(a)        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of RBC Capital Markets, LLC for any such offer; or

(c)        in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Notes shall require Hydro Québec or the Guarantor or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this section, the expression “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measures in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each of the underwriters severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue and sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Hydro Québec or the Guarantor; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Italy

The offering of any Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the Notes may not be offered, sold or delivered in the Republic of Italy (“Italy”) in a solicitation to the public, and sales of the Notes in Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

Each of the underwriters severally represents and agrees that it will not offer, sell, deliver or distribute copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy except:

(a)        to Qualified Investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (“Decree No. 58”) and as defined under Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“CONSOB Regulation No. 11971”); or

(b)        in any other circumstances where an express exemption from compliance with the public offering restrictions applies, as provided under Article 100 of Decree No. 58 or CONSOB Regulation No. 11971.

Any offer, sale or delivery of any Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Notes in Italy must be:

(i)        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), Decree No. 58 and CONSOB Regulation No. 16190 of 29 October 2007 (in each case, as amended) and any other applicable laws and regulations;

(ii)        in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy; and

(iii)        in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Please note that in accordance with Article 100-bis of the Consolidated Financial Services Act, where no exemption from the rules on public offerings applies under (a) and (b) above, the subsequent distribution of the Notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Consolidated Financial Services Act and CONSOB Regulation No. 11971. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

France

Each of the underwriters severally represents and agrees that the Notes may not be offered or sold, directly or indirectly, to the public in France, and this prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes may not be distributed or caused to be distributed to the public in France, except to (i) providers of investment services relating to portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, all defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 to D411-3 of the French Code monétaire et financier.

Japan

The Notes have not been, and will not be, registered under the Financial Instruments and Exchange Act of Japan (Law No.25 of 1948, as amended (the “FIEA”)). Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)), or to others for reoffering or resale, directly or indirectly, in Japan to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Underwriters:

Representatives:

Stabilizing Manager[s]:

[Coordinating Stabilizing Manager:]

Listing Exchange:

Notices:

Closing Date:

Place of Delivery and Payment for the Designated Securities:

In addition to the provisions of “Selling Restrictions” above, each Underwriter represents to and agrees with each of Hydro-Québec and the Guarantor that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Designated Securities, and has not distributed and will not distribute the Prospectus or any other offering material relating to the Designated Securities, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on Hydro-Québec or the Guarantor except as contained in this Terms Agreement. In addition, each Underwriter agrees with each of Hydro-Québec and the Guarantor to cause each member of the selling group to agree to comply with the restrictions on offers and sales of the Designated Securities set forth in this Terms Agreement.

Without prejudice to the provisions of Section 1(c)(iii) of the Underwriting Agreement Standard Provisions, the provisions of “Selling Restrictions” above and the immediately preceding paragraph, and except for registration under the Securities Act and compliance with the Rules and Regulations and the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions within the United States as the Representatives may designate pursuant to Section 3(e) of the Underwriting Agreement Standard Provisions neither Hydro-Québec nor the Guarantor shall have any responsibility for, and each Underwriter agrees with each of Hydro-Québec and the Guarantor that each such Underwriter and its respective affiliates will obtain, any consent, approval or authorization required by them for the subscription, offer, sale or delivery by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction to which they are subject or in or from which they make such subscription, offer, sale or delivery of any of the Designated Securities.

Other than (i) the Prospectus and any document incorporated by reference therein, (ii) any other document forming part of the Pricing Disclosure Package or (iii) as contemplated by Section 4(b) of the Underwriting Agreement Standard Provisions, no other material or communication that may be used in connection with the offering of the Designated Securities (the “Non-U.S. Offering Materials”) has been filed under the Securities Act. Accordingly, each Underwriter represents to and agrees with each of Hydro-Québec and the Guarantor that it has not delivered and will not deliver within the United States or its territories or possessions or to any U.S. person (as such term is defined in Regulation S under the Securities Act) any Non-U.S. Offering Materials.

The Prospectus has not been translated into French. Accordingly, each Underwriter represents to and agrees with Hydro-Québec that it has not distributed and will not distribute the Prospectus within Québec in violation of the laws of Québec.

Hydro-Québec agrees to pay to the Underwriters an amount of up to US$[            ] to be applied in accordance with the provisions of Section 6(b) of the Underwriting Agreement Standard Provisions.

By their respective acceptances hereof, Hydro-Québec and the Guarantor, each for its own part, represents and warrants to, and agrees with, the several Underwriters that all necessary By-laws of Hydro-Québec and Orders in Council of the Gouvernement du Québec have been or will be adopted as soon as practicable and in any case prior to closing.

This Terms Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among us in accordance with its terms.

Very truly yours,

As Representatives of the several Underwriters

By:
Name:
Title:

By:
Name:
Title:

The foregoing Terms Agreement is hereby confirmed and accepted in The City of New York, as of the date first above written.

HYDRO-QUÉBEC

By:
Name:
Title:

By:
Name:
Title:

QUÉBEC

By:
Name:
	Title:	Delegate General of Québec in
New York

SCHEDULE I

UNDERWRITERS	PRINCIPAL AMOUNT OF DESIGNATED SECURITIES

Total

SCHEDULE II

1.        Term Sheet, dated                  ,         .

2.        [List any other Free Writing Prospectuses]